Exhibit 99.3

October 3, 2007	CONFIDENTIAL
LETTER AGREEMENT REGARDING
SUNTRON CORPORATION
Thayer Equity Investors IV, L.P.
TC Manufacturing Holdings, L.L.C.
TC KCo, L.L.C.
c/o Thayer Equity Investors IV, L.P.
1455 Pennsylvania Avenue, N.W., Suite 350
Washington, D.C. 20004
Ladies and Gentlemen:
     Reference is made to the First Amended and Restated Limited Liability Company Agreement of Thayer-BLUM Funding III, L.L.C. (the “LLC”), dated as of February 27, 2002 (the “LLC Agreement”), by and among Thayer Equity Investors IV, L.P. and its Affiliates, including TC Manufacturing Holdings, L.L.C. and TC KCo, L.L.C. (collectively, “Thayer”) and Blum Strategic Partners, L.P. and its Affiliates, including BLUM (K*TEC) Co-Investment Partners, L.P. (collectively, “Blum”). Capitalized letters used in this letter agreement (this “Letter Agreement”) and not defined herein shall have the meanings ascribed thereto in the LLC Agreement.
     Each of Thayer and Blum agrees that as soon as practicable following the closing (the “Closing”) of the going private transaction (the “13e-3 Transaction”) of Suntron Corporation (“Suntron”), the parties will take all necessary action to dissolve the LLC and terminate the LLC Agreement in accordance with the LLC Agreement and distribute the shares of Suntron held by the LLC to each of Thayer and Blum in proportion to its respective ownership percentage in the LLC (the “Reorganization”).
     In addition, concurrent with the Reorganization, Thayer and Blum shall terminate the LLC Agreement and enter into a stockholders’ agreement (the “Stockholders’ Agreement”) with each other and with the other stockholders of Suntron (the “Other Stockholders”) (Thayer, Blum and the Other Stockholders collectively being referred to herein as the “New Suntron Stockholders”), which agreement shall provide for the following, among other things:
•	Board Composition. Following the Closing, the board of directors of Suntron shall consist of up to eleven (11) directors to be mutually agreed upon by Thayer and Blum. Notwithstanding the initial composition of the board, Thayer shall always have the right to nominate, elect and replace four (4) directors; Blum shall always have the right to nominate, elect and replace two (2) directors; the Chief Executive Officer and the Chief Financial Officer of Suntron shall be directors; and three (3) directors at any time shall be independent of Suntron, Thayer and Blum and shall be nominated jointly by Thayer and Blum.

•	Registration Rights Agreements. Following the execution of the Stockholders’ Agreement, all existing registration rights agreements relating to Suntron shall terminate and the Stockholders’ Agreement shall provide that in the event of a future registered public offering of Suntron, Thayer shall have three (3) demand registration rights, Blum shall have two (2) demand registration rights and each New Suntron Stockholder shall have piggyback registration rights.

•	Other Customary Provisions: The Stockholders’ Agreement shall also provide for mutually agreeable governance provisions, transfer restrictions and other minority stockholder protections that are consistent with the following:
o	Transfer Restrictions: Consistent in all material respects with the terms of the LLC Agreement, provided that in no event shall a New Suntron Stockholder have a consent right to the transfer of Suntron shares by another New Suntron Stockholder who has complied with the terms of applicable transfer restrictions provided in the Stockholders’ Agreement.

o	Preemptive Rights: All New Suntron Stockholders will have preemptive rights with respect to any future securities issued by Suntron in order to maintain their proportionate ownership subject to customary exceptions.

o	Thayer and Blum Consent: The following actions by Suntron will require the consent of both Thayer and Blum:
▪	Related party transactions, including but not limited to, any change in the management fee payable by Suntron

▪	Amendment to the organizational documents of Suntron

▪	Issuances of Suntron securities, subject to customary exceptions

▪	Liquidation or dissolution of Suntron

▪	Change to the number of directors
•	Termination: Other than with respect to the registration rights to be provided for in the Stockholders’ Agreement, the Stockholders’ Agreement shall terminate upon the closing of a future registered public offering of common stock of Suntron.
     The parties hereto agree that they shall cause all fees and expenses, including reasonable attorneys’ fees and expenses for Thayer and Blum, in connection with the Reorganization and the 13e-3 Transaction to be reimbursed by Suntron following the Closing.
     This Letter Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original. This Letter Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing the enclosed copy of this letter and returning such copy to Blum.
[Signature Page to follow]

Very truly yours, BLUM STRATEGIC PARTNERS, L.P.
By:	Blum Strategic GP, L.L.C., its general partner

By:	/s/ Gregory D. Hitchan
	Name:	Gregory D. Hitchan
	Title:	Member

BLUM (K*TEC) CO-INVESTMENT PARTNERS, L.P.

By:	Blum Strategic GP, L.L.C., its general partner

By:	/s/ Gregory D. Hitchan
	Name:	Gregory D. Hitchan
	Title:	Member

Signature Page to Suntron Letter Agreement

Agreed and Accepted: THAYER EQUITY INVESTORS IV, L.P.
By:	TC Equity Partners IV, L.L.C.
Its: General Partner

By:	Thayer | Hidden Creek Partners, L.L.C.
Its: Managing Member

By:	/s/ Scott D. Rued
Name:	Scott D. Rued
Title:	Managing Partner

TC MANUFACTURING HOLDINGS, L.L.C.

By:	TC Co-Investors IV, L.L.C.
Its: Managing Member

By:	Thayer | Hidden Creek Management, L.P.
Its: Sole Manager

By:	Thayer | Hidden Creek Partners, L.L.C.
Its: General Partner

By:	/s/ Scott D. Rued
Name:	Scott D. Rued
Title:	Managing Partner

TC KCO, L.L.C.
By:	TC Co-Investors IV, L.L.C.
Its: Managing Member

By:	Thayer | Hidden Creek Management, L.P.
Its: Sole Manager

By:	Thayer | Hidden Creek Partners, L.L.C.
Its: General Partner

By:	/s/ Scott D. Rued
Name:	Scott D. Rued
Title:	Managing Partner

Dated: October 3, 2007
Signature Page to Suntron Letter Agreement